Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made between Parkview Consulting LLC, a Nevada limited liability corporation (“Parkview”) (the “Assignor”), and SILO PHARMA. INC., a Nevada corporation (“Assignee”), and is effective as of the date of the last signature below (the “Effective Date”).

WHEREAS, Assignor has developed the Software, all as identified more fully on Exhibit A; and

WHEREAS, Assignor has agreed to sell and convey to Assignee, and Assignee has agreed to purchase the Software on the terms and conditions set forth below.

NOW THEREFORE, in consideration of these premises and the Parties’ respective covenants and obligations set forth below, the Parties agree as follows:

1. Definitions.

a.	“Confidential Information” means the Software and all related data, documentation, materials and know-how.

b.	“Intellectual Property” means any and all: (a) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, concepts, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (c) databases and other compilations and collections of data or information (“Databases”); (d) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”); (e) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (f) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (“Trade Secrets”); (g) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein; and (h) all Intellectual Property Rights associated with the foregoing.

c.	“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including: (a) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements (“Patents”); (b) copyrights, Mask Work rights and all similar or equivalent rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated) (“Copyrights”); (c) other rights with respect to Software, including registrations thereof and applications therefor; (d) industrial design rights and registrations thereof and applications therefor; (e) rights with respect to Trademarks, and all registrations thereof and applications therefor; (f) rights with respect to Domain Names, including registrations thereof and applications therefor; (g) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (h) rights with respect to Databases, including registrations thereof and applications therefor; and (i) any rights equivalent or similar to any of the foregoing.

d.	“Object Code” means the fully compiled version of the Software that can be executed by a computer and used by an end user without further compilation.

e.	“Open Source Software” means any software component that is distributed as “free software,” “open source software,” or pursuant to any open source copyright license agreement, including the GNU General Public License, GNU Library or Lesser Public License, GNU Affero General Public License, MIT License, Apache License, Artistic License and BSD Licenses, or any other obligation, restriction or license agreement that substantially conforms to the Open Source Definition (opensource.org/osd) as prescribed by the Open Source Initiative or otherwise controls the distribution and use of one or more software components or that may require disclosure or licensing to any third party of any source code with which such software component is used or compiled.

f.	“Purchase Price” means one hundred sixty five thousand (165,000) shares of common stock, par value $0.0001 per share, of the Assignee.

g.	“Software” means that certain software comprising the entirety of the source code and object code for all modules for the design, appearance, content, features and functionality of the web- based tools currently marketed as “[Reputation Endpoints],” together with all related data, materials, know-how, algorithms, documentation, and all derivative works, updates, improvements, modifications and enhancements made by or on behalf of any Assignor, but excluding those portions of Open Source Software identified on Exhibit B.

h.	“Source Code” means the human-readable version of the Software that can be compiled into Object Code.

2. Sale and Assignment. In consideration of the Purchase Price, Assignor irrevocably sells, assigns, grants, conveys and transfers to Assignee and its successors and assigns, without any reservation whatsoever and without further consideration, and Assignee hereby accepts, all right, title and interest throughout the world, free and clear of any licenses, liens or encumbrances, in and to the Software and all Intellectual Property associated therewith, that Assignor may now have or later acquire (the “Assets”). Without limiting the forgoing, Assignor assigns: (i) all rights to register and Intellectual Property, commercialize, exploit, reproduce, copy, distribute, publicly perform and display, synchronize, prepare derivative works from, adapt, license and assign), and all other intellectual property rights, proprietary rights and legal protections; (ii) registrations, renewals, extensions, reversions and restorations of any such rights; (iii) income, royalties, damages and payments, now or later due or payable, with respect to any such rights; and (iv) claims and causes of action, in law or in equity, for past, present or future infringement or misappropriation

3. Purchase Price. Within five business days of the Effective Date, Assignee shall deliver to the Assignor a certificate (or book entry confirmation of registration and issuance) evidencing the Purchase Price in full satisfaction of all amounts owed by Assignee in connection with this Agreement.

4. Delivery. Within three calendar days of receiving the Purchase Price, Assignor shall deliver to Assignee one digital copy of all Software (including Source Code and Object Code, as applicable), as it exists as of the Effective Date, in a format that is (a) readable and usable by a programmer of ordinary skill and contain all information, in human readable form, that such a programmer would need in order to understand, compile, build, maintain, modify, correct and operate the Software, including any integrated Open Source Software, without undue experimentation, difficulty or expense; (b) not password protected, encrypted or subject to other security measures that might impede Assignee’s ability to access or use the Software; (c) accurately labeled; and (d) in media and formats that are fully operable in and compatible with Assignee’s operating environment and technology systems.

5. Representations and Warranties. Assignor represents and warrants that the Software and all Intellectual Property associated therewith (a) is an entirely original and independent creation; (b) contains no harmful or malicious code; (c) does not violate any law, rule or regulation or infringe any third-party right; and (d) -- was not developed using, has not been distributed with, and does not contain or operate in such a way that it is compiled with or linked to, any Open Source Software, except for the Open Source Software expressly identified on Exhibit B, does not contain, link to, rely upon, or incorporate any Open Source Software, and is not subject to any "copyleft" or open source license terms that would require the public disclosure, licensing, or distribution of any proprietary Source Code of the Software. Assignor further represents and warrants that Assignor (e) is the exclusive author of the Software and the exclusive owner of all Intellectual Property in and to the Software, free and clear of liens, security interests and other encumbrances; (f) is in actual possession of and has exclusive control over a complete and correct copy of the Software; (g) has not caused or allowed any third party to have a license to any Intellectual Property Rights in or to the Software; (h) has not registered or applied for registration of any portion of the Software, or any Intellectual Property Rights in or to any portion of the Software, or any patent related to any portion of the Software, in any jurisdiction; (i) has not done, and will not do, any act that encumbers the Software or that may threaten, impair or prejudice Assignee’s rights in the Software; and (j) has full right, power and authority to execute this Agreement. Assignor further represents that the Assets include all of the Software and Intellectual Property that are used to operate the business of the Company, or necessary to enable the Company to conduct such business in the same manner as currently conducted. Assignee is induced by, and relying upon, Assignor’s representations and warranties contained in this Agreement, and Assignee would not accept this Agreement without them.

6. Lockup. Each share of common stock of Assignee received by Assignor in connection with this Agreement shall be subject to a lock-up beginning on the Effective Date and ending on the earlier of (i) the twelve (12) months after such date, (ii) a Change in Control, as defined below, or (iii) written consent of Assignee, at Assignee’s sole discretion, provided Assignee’s consent shall apply to all shares of Assignee common stock issued pursuant to the Agreement (the “Lockup Period”). Assignee shall not without prior written consent, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any Assignee common stock acquired pursuant to this Agreement or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Assignee common stock, whether or not any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Assignee common stock.

7. Further Assurance. Assignor shall cooperate fully and promptly with Assignee, and shall execute and deliver all such other documents, and shall take all such further action as may be necessary or appropriate to perfect, secure and vest in Assignee all Intellectual Property Rights in and to the Software.

8. Indemnity. Assignor shall indemnify, defend and hold harmless Assignee and its parent, subsidiaries, directors, officers, employees, agents, successors and assigns from and against all liability, losses, damages, costs and expenses (including reasonable legal fees) arising out of any demand, claim, judgment, order or proceeding related to (a) any misrepresentation, or breach of warranty or this Agreement, by any of Assignor; (b) infringement of any third-party right by any portion of the Software; or (c) any acts of gross negligence, fraud or intentional misconduct by any of Assignor. Notwithstanding anything to the contrary in this Agreement, Assignor’s total aggregate liability arising out of or relating to this Agreement, whether in contract, tort (including negligence), or otherwise, shall not exceed the total fair market value of the Purchase Price received by Assignor as of the Effective Date.

8.1 Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Effective Date for a period of twelve (12) months, after which time all such representations and warranties shall expire and be of no further force or effect; provided, however, that any claim for indemnification under Section 8 that is properly asserted in writing prior to such expiration date shall survive until finally resolved.

9. Confidentiality. Assignor shall maintain the existence and terms of this Agreement in strict confidence and shall not disclose such terms to any third party, except to legal counsel for the purpose of obtaining advice regarding this Agreement or otherwise as expressly required by law. Assignor shall not use the Confidential Information and shall not disclose or allow disclosure of the Confidential Information without Assignee’s prior express, written consent. Promptly upon Assignee’s request, Assignor shall deliver or destroy, as instructed, all of the Confidential Information.

10. Entire Agreement; Amendments. This Agreement contains the complete and final agreement between the Parties regarding the subject matter of this Agreement. No amendment to this Agreement is valid unless made in writing and signed by all Parties to this Agreement.

11. No Waiver. No failure or delay by either Party in enforcing an obligation or exercising a right or remedy will be deemed a waiver of that obligation, right or remedy by that Party. No waiver by either Party of a right or remedy with respect to the other Party’s breach of a term of this Agreement will be deemed a waiver of a right or remedy with respect to any other breach of any other term of this Agreement. No waiver of a right with respect to a particular obligation in one circumstance will prevent a Party from subsequently requiring compliance with that obligation on other occasions. The doctrine of affirmation by implied election will not apply.

12. Severability. If any portion of this Agreement is found to be invalid or unenforceable by any court of competent jurisdiction, the Parties shall negotiate in good faith to amend the invalid or unenforceable portion in accordance with the Parties’ mutual intent. If no agreement is reached within five calendar days, the invalid or unenforceable portion, as identified as narrowly as possible, will be stricken from the Agreement, and such action will not affect in any respect whatsoever the validity or enforceability of the remainder of the Agreement.

13. Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws principles.

14. General. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. This Agreement is the result of arms-length, good faith negotiations and each Party had every opportunity to review the Agreement with its own counsel. Any rule of construction that a contract is to be construed against the drafter will not apply. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed one and the same agreement.

To evidence the Parties’ agreement, the Parties have executed this Agreement below as of its Effective Date.

ASSIGNOR:	ASSIGNEE:

PARKVIEW CONSULTANTS LLC	SILO PHARMA, INC.

By:	By:
(sign) /s/Corwin Yu	(sign) /s/ Eric Weisblum
(print) Corwin Yu	(print) Eric Weisblum
Its: Member-Manager	Its: Chief Executive Officer

Date: August 18, 2026	Date: August 18, 2026

EXHIBIT A

The Software

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EXHIBIT B

Open Source Software

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